AMENDMENT NO. 1 TO TRANSFER AGENCY AND SERVICES AGREEMENT SERVICES AGREEMENT

This Amendment No. 1 dated as of March 24, 2018 (this “Amendment”) is to the Transfer Agency And Services Agreement dated July 15, 2015 (the “Agreement”), by and between ALPS Series Trust (the “Trust”), organized as a Delaware statutory trust, on behalf of the DDJ Opportunistic High Yield Fund (the “Fund”), a series of the Trust, and ALPS Fund Services, Inc. a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree to amend the Agreement as follows:

1.	Effective as of July 15, 2018, the Fee Schedule of the Agreement is deleted in its entirety and replaced with the Fee Schedule attached hereto and incorporated by reference herein.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALPS SERIES TRUST,
on behalf of the Fund

By:
Name:	Jeremy O. May
Title:	President

ALPS FUND SERVICES, INC.

By:
Name:	Edmund J. Burke
Title:	Director

FEE SCHEDULE

COMPENSATION

1.	Transfer Agency Services (Appendix B)

REDACTED

2.	FAN Web Services (Appendix C)

Fees for a basic shareholder site configuration are included in the fees set forth in this Appendix under Transfer Agency Services above. A basic shareholder site configuration includes the following:

(a)	A single instance of FAN Web that is configured to match the color and logo found on the Fund’s marketing site;

(b)	Any changes to the wording used throughout the site, including terms of use and shareholder agreement;

(c)	Access to all existing functionality as well as new functionality that may be made available to the Trust; and

(d)	An implementation phase during which the Trust is able to review and comment on the Fund shareholder site before it is made available to the shareholders.

Any graphical or programmatic modifications beyond what is offered or requested after the initial establishment of the FAN Web Site will be completed based on an approved proposal that includes a statement of work, a timeline and the associated fees. Fees are billed on a time and materials basis at then-current billing rates.

3.	TA2000 VOICE Services (Appendix D)

Fees for a basic TA2000 VOICE instance are included in the fees set forth in this Appendix under Transfer Agency Services above. A basic instance includes the following:

(a)	A single instance of TA2000 VOICE that is linked to the Trust’s identity using audio prompt; and

(b)	Access to all existing functionality as well as new functionality that may be made available to the Trust.

Any call flow modifications beyond what is offered or requested after the initial establishment of the TA2000 VOICE instance will be completed based on an approved proposal that includes a statement of work, a timeline and the associated fees. Fees are billed on a time and materials basis at then-current billing rates.

4.	VISION Access (Appendix E)

Fees for Trust access to VISION are included in the fees set forth in this Appendix under Transfer Agency Services above. This access includes the following:

(a)	User IDs for an unlimited number of employees of the Trust and of the Fund’s investment adviser;

(b)	Technical support and training for all employees of the Trust and of the Fund’s investment adviser; and

(c)	An implementation phase during which the Trust is able to review the data available on VISION, review the current list of users with access, request new users to be added and determine what update functionality (if any) will be required.

Other than as provided in Sections 4(a) and 4(b) above, third-party access to VISION is subject to separate fees to be negotiated by the parties to this Agreement.

5.	AVA Access (Appendix F)

Fees for Trust access to AVA are included in the fees set forth in this Appendix under Transfer Agency Services above. This access includes the following:

(a)	User IDs for an unlimited number of Trust employees and approved third parties;

(b)	Technical support and training for all Trust employees; and

(c)	An implementation phase during which the Trust is able to review the data available on AVA, review the current list of users with access, request new users to be added and determine what update functionality (if any) will be required.

Any functionality modifications beyond what is offered or requested after the initial establishment of the Trust on AVA will be completed based on an approved proposal that includes a statement of work, a timeline and the associated fees. Fees are billed on a time and materials basis at then-current billing rates.

* * * * *

Out-of-Pocket Fees:

In addition, the Trust agrees to pay ALPS its out-of-pocket expenses at cost including, but not limited to, confirmations and investor statements; statement paper; postage; forms; wire fees and other bank charges; E*Delivery services; NSCC interface fees; customized programming/enhancements; SSAE16/SOC 1 control review reports; IRA custodial fees; printing, filing and mailing fees; and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to ALPS by the Trust at least seven (7) days prior to the mailing date of such materials. ALPS will seek advance approval before incurring any out-of-pocket expenses that are out of the ordinary course of business.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

4